FOR IMMEDIATE RELEASE

PetroRiver De-Risks Larne Basin with Discovery of Thermogenic Gas in Woodburn Forest #1-Well

Partners To Commence Phase II of Exploration Program

NEW YORK, NY – August 4, 2016 – Petro River Oil Corp. (OTCBB: PTRC) (“Petro River” or the “Company”) today announced that the analysis of its first exploratory well – Woodburn Forest #1 – located in Larne Basin, Northern Ireland, confirmed the presence of an active petroleum system in the Larne Basin. The drilling of the well detected background gas in the drilling fluid, and samples were sent to Applied Petroleum Technology UK Ltd (“APT”), an internationally-recognized consultancy with an independent geochemical laboratory in Oslo, Norway.

APT’s report determined that the gas was thermogenic, likely originating from deeper Carboniferous shales. The samples were similar to a gas sample from a producing gas field in Lancashire, England, just across the North Channel.

The discovery of thermogenic gas limits the risks associated with Petro River’s Larne Basin exploration program by providing further evidence of a mature source rock within the basin, and supports Petro River’s prior estimates of prospective resources of more than 1 billion barrels of potential oil and gas equivalents across the license. Carboniferous-sourced basins throughout Europe have historically been very prolific. By fulfilling the current work program, the onshore license has been extended for a five-year period, which affords ample time for the Company to work with Horizon Energy Partners, LLC (“Horizon Energy”) and other partners to develop Phase II of the exploration program, which includes the following:

Reprocess 2-D seismic data. The joint venture partners are currently reprocessing a closely-spaced 2-D grid of 1,100 line kilometers of offshore seismic data acquired in 2009.  When finalized, the reprocessing should provide clearer structural imaging within the Carboniferous, better trap definition in the Triassic and Permian and possibly show hydrocarbon indicators in the shallower formations. We intend to “shoot” several 2D tie lines which will tie the offshore and onshore data sets. Management estimates completion of 2-D seismic reprocessing by the end of October, 2016.

Reprocess 3-D seismic. A small 3-D survey in the area, originally acquired from a nearby salt storage project, may also be reprocessed during the next several months.

Evaluation of Offshore Drilling Program. The offshore portion of the basin does not contain surface basalts. As such, the seismic data quality is markedly better.  The next steps in the exploration effort may be acquisition of a new 3-D seismic or further exploratory drilling – funded either internally or through a farm-out transaction.

Background:

-1 of 3-

Petro River owns a 9% direct working interest and a 3.2% indirect interest through its investment in Horizon Energy in both an onshore license (PL1/10) and offshore license (P2123), which together comprise about 130,000 acres and encompass the heart of the Larne Basin. Good reservoir quality had been confirmed from prior drilling and the existence of hydrocarbon traps was evident from recently acquired 2-D seismic data.

In May, 2016, the Woodburn Forest #1 well commenced drilling.  The primary objective of the well for Petro River was to confirm the existence and maturity of the Carboniferous source rock for the conventional reservoirs, and the secondary objective was to test three potential hydrocarbon-bearing objective zones. The well reached total depth in mid-June 2016. The Carboniferous-aged shales were expected to be encountered at approximately 1,550 meters. Unexpectedly, the overlying Permian section thickened considerably and at 2,000 meters the well was still drilling in the basal Permian.  After stopping at 2,000 meters and conducting basic evaluation tests (electric logs, a check-shot survey, imaging tool, etc.) and assessing the information gained from these tests, the consensus decision was made not to drill deeper. As a result, the Carboniferous section was not directly evaluated.

During the drilling of the Woodburn Forest #1 well through the Permian section background gas shows were present in the drilling fluids. Samples were collected and analyzed by APT, who determined that the gas was thermogenic and originated from the Carboniferous.  The gas sample contained carbon isotopes from C-1 to C-6 and the maturity indicated it to be at the top of the gas window, implying a burial at the time of generation of approximately 4,000 meters and a temperature of approximately 150 degrees Centigrade. These results evidenced a mature source rock from which hydrocarbons have migrated, and therefore supports the existence of an active petroleum system in the Larne Basin.

Based on the new Woodburn Forest #1 well data, which furthers our understanding of the petroleum system, reservoir deposition, and trapping mechanisms, the Company believes that substantial progress has been made in moving the Larne Basin project toward eventual commerciality. This was the first exploration drilled in the Larne Basin in 45 years.

Historically, large basinal discoveries are found and developed only after thorough analysis of technical data derived from both seismic acquisition and drilling of wells. The Larne Basin continues to be a very attractive exploration opportunity based on technical merit, modest exploration costs, low political risk and excellent fiscal terms.

About: Petro River Oil Corp.

Petro River Oil Corp. (OTC Pink: PTRC) is an independent energy company with its core holdings in Northeast Oklahoma, the Larne Basin in Northern Ireland, and Kern County, California. Petro River’s strategy is to apply modern technology, such as 3D Seismic analysis to exploit hydrocarbon-prone resources in historically prolific plays and underexplored prospective basins to build reserves and to create value for the Company and its shareholders. For more information, please visit our website at www.petroriveroil.com.

-2 of 3-

About: Horizon Energy Partners, LLC.

Horizon Energy is an oil and gas exploration and development company with a portfolio of domestic and international assets. The majority of the funding for Horizon Energy has come from seasoned oil and gas industry professionals, including several former senior oil industry executives who have run both major and large independent oil and gas companies, and have advised large energy focused private equity funds and hedge funds. Horizon Energy is managed by Jonathan Rudney; Mr. Rudney has over 30 years of senior executive experience in the upstream oil and gas industry, and, throughout his career, has been instrumental in the growth and success of several private E&P companies. Horizon Energy was formed to take advantage of the current depressed oil market and has identified and acquired a portfolio of highly attractive oil and gas assets. A common theme underlying each project is the application of modern technology, such as the use of 3-D seismic data.

Forward-Looking Statements.

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements. These forward looking statements, projections and statements are subject to change and could differ materially from final reported results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. Petro River assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made by, third parties in respect to the matters discussed above. Readers should also carefully review the “Risk Factors” in Petro River’s annual report on Form 10-K, its quarterly reports on Form 10-Q, and other reports filed with the SEC under the Securities Exchange Act of 1934, as amended.

For additional information about Petro River Oil, please visit http://petroriveroil.com/ or contact:

Mike Straka

Investor Relations

ir@petroriveroil.com

telephone: (469) 828-3900

-3 of 3-